Exhibit 10.24

Named Executive Officer Salary and Bonus Arrangements

On March 8, 2010, the Governance, Compensation and Nominations Committee (the “Committee”) of the Board of Directors of First Data Corporation (the “Company”) approved the following 2010 base salaries and target bonuses under the Senior Executive Incentive Plan for the Company’s named executive officers.

Name and Title	2010 Base Salary	2010 Bonus Target (1)
Michael D. Capellas Chairman and Chief Executive Officer	$1,200,000	$1,800,000

W. Patrick Shannon Executive Vice President & Chief Financial Officer	$700,000	$875,000

Edward A. Labry III Executive Vice President	$750,000	$937,500

Kevin J. Schultz Executive Vice President	$600,000	$750,000

Grace C. Trent Executive Vice President	$400,000	$400,000

(1)	2010 bonus funding will be determined at the discretion of the Committee at the end of the year after considering accomplishments during 2010, which may include: (1) financial performance, as measured by EBITDA and revenue; (2) operational performance, as measured by the attainment of business service level and other strategic operational objectives; and (3) attainment of the Company’s and each executives individual performance objectives.

From time to time, the Company’s executive officers also may receive certain perquisites and personal benefits that may include personal use of the Company’s aircraft, personal financial planning up to $20,000 per year, and reimbursement for relocation and moving expenses.